Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Reports Third Quarter and Nine Month 2013 Financial Results

Another Quarter of Record U.S. Feraheme Sales

Company Achieves Cash-flow Positive Quarter

Strong Performance Leads to Updated Full-year 2013 Financial Guidance

Conference call scheduled for 8:00 a.m. EDT today

WALTHAM, MA (October 23, 2013) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a specialty pharmaceutical company, today reported unaudited consolidated financial results for the third quarter and nine months ended September 30, 2013. Total revenues for the third quarter of 2013 were $21.6 million, of which $19.3 million were U.S. net Feraheme® (ferumoxytol) sales, the highest Feraheme quarterly sales since launch in 2009. AMAG generated positive cash flows during the quarter and ended the third quarter with $213.5 million in cash and investments.

“Our ability to deliver another quarter of record growth as we entered the fifth year of Feraheme’s launch in the chronic kidney disease (CKD) patient population is a testament to the features of the product, as well as the drive and determination of the AMAG commercial team,” said William Heiden, president and chief executive officer. “Physicians across the U.S. recognize Feraheme as the iron deficiency anemia (IDA) treatment of choice for their patients with CKD and we will continue our efforts to drive growth in the CKD segment as we seek regulatory approval to expand the indication for Feraheme.”

Business Highlights

•                  The company reported record U.S. net Feraheme product sales of $18.7 million in the third quarter of 2013, compared to $14.1 million in the third quarter of 2012, representing a 33 percent increase; the product sales and growth figures for each period exclude the positive impact of the reduction of reserves for Medicaid rebates and product returns. The growth in product sales was primarily driven by increased volume across all segments of the non-dialysis market. Increasing net revenue per gram also contributed to the growth in net product sales, driven by the continued execution of AMAG’s pricing strategy.

•                  Total Feraheme provider demand for the third quarter of 2013 hit a record level for the second consecutive quarter at approximately 36,200 grams, compared to approximately 27,500 grams in the third quarter of 2012.(1)  Several strategies led to the sales success during the third quarter of 2013, including an effective contracting strategy that provided incentives for physicians to have Feraheme in-stock and available, especially important in the face of a new competitor.

(1) IMS Health

Wholesaler inventory levels at the end of the third quarter of 2013 remained consistent with levels at the end of the second quarter of 2013.

•                  During the third quarter of 2013, AMAG prepared for, and began promoting MuGard® Mucoadhesive Oral Wound Rinse, which the company licensed from Access Pharmaceuticals, Inc. in June 2013. The company revised the promotional messaging, developed new promotional materials, and trained its sales force.

•                  In October 2013, AMAG announced that it had received notice of a 3-month extension of the PDUFA action date for the supplemental new drug application (sNDA) for Feraheme. The sNDA is seeking to expand the label for Feraheme to include all adult IDA patients who have failed or could not tolerate oral iron. The FDA informed the company of a new PDUFA action date of January 21, 2014, and a target date of December 23, 2013 to enter label discussions.

Third Quarter and Nine Month 2013 Financial Results (unaudited)

“The fundamentals of our business have improved every quarter for the past year and a half,” commented Frank Thomas, chief operating officer. “Now that we have managed the business to positive cash flow levels this quarter, future growth in revenue, combined with continuing operating expense discipline, should provide positive earnings and drive further cash generation for AMAG to deploy towards expanding our portfolio further.”

The company reported record U.S. net Feraheme product sales of $18.7 million (excluding a $0.6 million reduction of Medicaid reserves) for the third quarter of 2013, compared to $14.1 million (excluding a $2.1 million reduction of product return and Medicaid reserves) for the third quarter of 2012. For the nine months ended September 30, 2013, AMAG reported U.S. net Feraheme product sales of $51.8 million (excluding a $0.6 million reduction of Medicaid reserves), compared to $40.7 million (excluding a $3.2 million reduction of product return and Medicaid reserves) for the corresponding period in 2012.

Total revenues for the quarter ended September 30, 2013 were $21.6 million, as compared to $17.7 million for the third quarter of 2012.  For the nine months ended September 30, 2013, AMAG reported total revenues of $59.1 million, as compared to revenues of $64.2 million for the corresponding period in 2012; the 2012 nine-month period was favorably impacted by the recognition of a $15 million milestone payment from Takeda Pharmaceutical Company Ltd. in June 2012 following the European regulatory approval of ferumoxytol for patients with IDA and CKD.

Feraheme cost of goods sold (COGS) for the quarter ended September 30, 2013 was $2.5 million, or 13 percent of Feraheme net product revenues, compared to $4.3 million, or 31 percent of Feraheme net product revenues for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, Feraheme COGS were $8.4 million, or 16 percent of Feraheme net product revenues, compared to $10.0 million, or 25 percent of Feraheme net product revenues, for the corresponding period in 2012. COGS for the 2012 periods included expenses associated with the closing of the company’s Cambridge, Massachusetts manufacturing facility.

Total operating expenses for the quarter ended September 30, 2013 were $19.5 million, compared to $18.0 million for the third quarter of 2012.  The increase in total operating expenses for the quarter ended September 30, 2013 was due to higher selling, general and administrative costs, including certain one-time costs related to the company’s relocation to a new corporate headquarters, which is expected to result in lower annual rent expense over the next several years. Total operating expenses for the nine months ended September 30, 2013 were $58.1 million, 14 percent lower than 2012 nine-month operating expenses of $67.5 million, including $1.6 million in restructuring expenses. The decrease in total operating expenses in the nine months ended September 30, 2013 was due primarily to decreased research and development costs associated with the company’s global IDA registration program and the benefits of a leaner corporate infrastructure implemented in 2012.

The company reported a net loss of $0.1 million, or a loss of $0.01 per basic and diluted share, for the quarter ended September 30, 2013, as compared to net a loss of $4.0 million, or $0.19 per basic and diluted share, for the third quarter of 2012. AMAG reported a net loss for the nine months ended September 30, 2013 of $5.9 million, or $0.28 per basic and diluted share, as compared to a net loss of $13.1 million, or $0.61 per basic and diluted share, for the corresponding period in 2012.

As of September 30, 2013, the company’s cash and investments totaled approximately $213.5 million, reflecting net cash generated during the quarter of approximately $1.1 million.

Improved 2013 Financial Outlook

The company has updated its financial guidance for the full year of 2013. AMAG has:

•                  Increased its total revenue forecast to between $78 million and $81 million, including:

•                  U.S. Feraheme net product sales of between $69 million and $71 million;

•                  Revenues from other sources of between $9 million and $10 million, including ex-U.S. Feraheme/Rienso product sales, royalties and amortization of milestones as well as MuGard product sales;

•                  Narrowed the range of forecasted Feraheme COGS to between 15 percent and 17 percent of net Feraheme global product sales. Total COGS reported includes those associated with sales of MuGard;

•                  Lowered its total operating expense forecast to between $76 million and $80 million; and

•                  Increased its 2013 year-end cash and investments forecast to between $209 million and $213 million, including the upfront costs of the MuGard licensing transaction, but excluding the impact of future business development transactions.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 8:00 a.m. EDT, during which management will discuss the company’s financial results and commercial progress. To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 11:00 a.m. EDT on October 23, 2013 through midnight on October 30, 2013.  To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access.  The pass code for the live call and the replay is 78527930.

The call will be webcast with slides and accessible through the Investors section of the company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 11:00 a.m. EDT on October 23, 2013 through midnight November 22, 2013.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine months Ended September 30,
	2013	2012	2013	2012
Revenues:
U.S. Feraheme product sales, net	$19,347	$16,186	$52,381	$43,906
Other product sales and royalties	271	(10)	708	417
License fee and other collaboration revenues	1,998	1,566	6,056	19,911
Total revenues	21,616	17,742	59,145	64,234
Operating costs and expenses:
Cost of product sales	2,547	4,323	8,634	10,193
Research and development expenses	4,530	5,260	13,983	25,393
Selling, general and administrative expenses	14,934	12,160	44,150	40,442
Restructuring expenses	—	562	—	1,620
Total operating costs and expenses	22,011	22,305	66,767	77,648
Operating loss	(395)	(4,563)	(7,622)	(13,414)
Interest and dividend income, net	246	295	773	1,026
Gains on sale of assets	—	—	865	—
Gains (losses) on investments, net	4	2	36	(1,469)
Net loss before income taxes	(145)	(4,266)	(5,948)	(13,857)
Income tax benefit	—	299	—	793
Net loss	$(145)	$(3,967)	$(5,948)	$(13,064)

Net loss per share
Basic and diluted	$(0.01)	$(0.19)	$(0.28)	$(0.61)

Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	21,691	21,403	21,613	21,374

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	September 30, 2013	December 31, 2012
Cash and cash equivalents	$30,946	$46,293
Short-term investments	182,595	180,750
Accounts receivable, net	8,778	6,410
Inventories	14,694	12,451
Receivable from collaboration	250	263
Assets held for sale	1,934	2,000
Other current assets	6,360	6,673
Total current assets	245,557	254,840
Property and equipment, net	1,741	3,297
Intangible assets, net	16,866	—
Other assets	400	—
Total assets	$264,564	$258,137

Accounts payable	$1,001	$3,515
Accrued expenses	20,032	20,338
Deferred revenues	10,027	9,104
Total current liabilities	31,060	32,957
Deferred revenues	44,428	50,350
Acquisition-related contingent consideration, net	13,097	—
Other long-term liabilities	1,728	2,033
Total long-term liabilities	59,253	52,383
Total stockholders’ equity	174,251	172,797
Total liabilities and stockholders’ equity	$264,564	$258,137

About AMAG

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company that markets Feraheme® (ferumoxytol) Injection and MuGard® Mucoadhesive Oral Wound Rinse in the United States. Along with driving organic growth of its products, AMAG intends to expand its portfolio with additional commercial-stage specialty products. The company is seeking complementary products that leverage the company’s commercial footprint and focus on hematology and oncology centers and hospital infusion centers. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.  MuGard is a registered trademark of Access Pharmaceuticals, Inc.  Rienso is a registered trademark of Takeda Pharmaceutical Company Limited.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to: our efforts to drive growth in the CKD segment; our plans for the third quarter launch of MuGard; the potential expansion of Feraheme’s labeled indication and our expectations regarding the FDA’s review of our sNDA for Feraheme; expectations regarding our 2013 results, including our expected 2013 revenues, operating expenses and cost of goods sold and our expected 2013 year-end cash and investments balance; and our plans to drive organic growth and expand our product portfolio with complementary products, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., including the EU, (2) uncertainties regarding our ability to compete in the oral mucositis market in the U.S., (3) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme/Rienso in the broader IDA indication both in the U.S. and outside of the US, including the EU, (4) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme/Rienso, and in turn affect sales, regulatory approval or our ability to market the product both in the U.S. and outside of the U.S., including the EU, (5) uncertainties regarding the manufacture of Feraheme/Rienso or MuGard, (6) uncertainties relating to our patents and proprietary rights, both in the U.S. and outside of the U.S., (7) the risk of an Abbreviated New Drug Application (ANDA) filing following the FDA’s draft bioequivalence recommendation for ferumoxytol, (8) the risk that we may not realize the anticipated benefits of our licensing arrangement for and continued integration of MuGard and (9) other risks identified in our Securities and Exchange Commission filings, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals, Inc. Contact

Amy Sullivan, 617-498-3303